FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Terry Becker 781-830-3401 tbecker@twtr.com	Jeff Duhamel 781-830-3495 jduhamel@twtr.com

Tweeter Home Entertainment Group Announces Resignation of Senior Vice President
of Sales, Operation and Installation Services, Judy Quye

Canton, Mass. (November 14, 2006) – Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) announced today that President and CEO Joe McGuire has accepted the resignation of Judy Quye, the Company’s Senior Vice President of Sales, Operation and Installation Services.

“We are grateful to Judy for all the contributions that she has made to our Company since joining us in March 2004,” said McGuire. “We wish her well in whatever future endeavors she chooses to pursue.”

In addition to his current duties, McGuire will assume control of the Company’s sales, operation and installation services organization, effective immediately and until a successor to Quye is named.

About Tweeter
Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) was founded in 1972 by current Chairman Sandy Bloomberg. Based in Canton, Massachusetts, the company is a national specialty consumer electronics retailer providing home and mobile entertainment solutions. The company’s fiscal 2005 revenues were $795 million. Tweeter has been named a “Consumer Electronics Retailer of the Year” by Audio-Video International every year since 1979. Tweeter Home Entertainment Group, Inc. now operates 153 stores under the Tweeter, hiFi buys, Sound Advice and Showcase Home Entertainment names in the New England, Las Vegas, Texas, Southern California, Mid-Atlantic, Chicago, Southeast, Florida, and Phoenix markets. The company employs more than 3,200 associates. Further information on the Tweeter Home Entertainment Group can be found on the company’s web sites at www.twtr.com and www.tweeter.com.

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